As filed with the Securities and Exchange Commission on April 27, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MAGNUM HUNTER RESOURCES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	86-0879278
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Gary C. Evans
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Paul M. Johnston
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, par value $0.01 per share	4,000,000	$7.69	$30,760,000	$3,571.24

(1)	Includes the registration for resale of 250,000 shares of issued and outstanding common stock and 3,750,000 shares of common stock issuable upon exercise of outstanding exercisable common stock purchase options held by the selling stockholders. In the event of a stock split, stock dividend or similar transaction involving the amount of common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices for the common stock on The New York Stock Exchange on April 19, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2011
PROSPECTUS
Magnum Hunter Resources Corporation
4,000,000 Shares
Common Stock
     This prospectus relates to up to 4,000,000 shares of our common stock, which may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares. These shares of common stock include the resale of up to:
•	250,000 shares of common stock currently issued and outstanding; and

•	3,750,000 shares of common stock issuable upon exercise of outstanding common stock purchase options held by the selling stockholders.
     We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The selling stockholders will be responsible for any underwriting fees, discounts and commissions due to brokers, dealers or agents.
     You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Incorporation of Certain Documents by Reference” sections of this prospectus for information about us and our financial statements.
     Our common stock is listed on the New York Stock Exchange under the symbol “MHR.” On April 25, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $8.01 per share.
     Investing in our common stock involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our common stock. See the section entitled “Risk Factors” beginning on page 4 of this prospectus as well as the risk factors set forth in the documents incorporated by reference herein and in any applicable prospectus supplement before you make an investment in our common stock.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This prospectus is dated                , 2011.

About This Prospectus	1
Prospectus Summary	2
Risk Factors	4
Cautionary Statement Regarding Forward-Looking Statements	18
Use of Proceeds	19
Selling Stockholders	19
Description of Capital Stock	20
Plan of Distribution	24
Legal Matters	26
Experts	26
Incorporation of Certain Documents by Reference	27
Where You Can Find More Information	28
EX-5.1
EX-23.1
EX-23.2
EX-23.3
EX-23.4
EX-23.5
EX-23.6
EX-23.7
EX-23.8
     You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the selling stockholders have authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the prospectus or prospectus supplement, or that the information contained in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
 i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this prospectus, the selling stockholder may sell the shares of common stock described in this prospectus in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street address are provided under the heading “Where You Can Find More Information.”
     When acquiring our common stock, you should rely only on the information contained, or incorporated by reference, in this prospectus, contained, or incorporated by reference, in any prospectus supplement, or contained, or incorporated by reference, in any free writing prospectus we have authorized to be distributed to you. We have not, and the selling stockholder has not, authorized anyone to provide you with different or inconsistent information. You should not rely on any unauthorized information or representation. Neither we nor the selling stockholder are offering the common stock in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus authorized to be distributed by us or any document incorporated by reference into the foregoing is truthful or complete as of any date other than the date indicated on the cover page of these documents, regardless of the time of delivery of this prospectus, any prospectus supplement, any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations and prospects may have changed since such dates.
     This prospectus contains and incorporates by reference forward-looking statements. Any prospectus supplement or “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus, any prospectus supplement and the documents incorporated herein by reference into the foregoing. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus for more information. You should also carefully consider the various risk factors included in this prospectus or in any prospectus supplement or incorporated by reference into the foregoing from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated. You should not place undue reliance on our forward-looking statements.
     Information contained on or accessible through our web site, www.magnumhunterresources.com, does not constitute part of this prospectus.
     In this prospectus, unless the context requires otherwise, references to the terms “the Company”, “we”, “us”, “our” or similar references, refer to Magnum Hunter Resources Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context requires otherwise.

PROSPECTUS SUMMARY
     This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. Important information is incorporated by reference in this prospectus. To understand this offering fully and before making an investment decision, you should read carefully the entire prospectus, including the information contained under the heading “Risk Factors,” and the other information incorporated by reference in this prospectus.
Our Business
     We are an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, Kentucky, North Dakota, Texas and Louisiana. We are presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. We are a Delaware corporation and were incorporated in 1997. In 2005, we began oil and gas operations under the name Petro Resources Corporation. In May 2009, we restructured our management team and refocused our business strategy, and in July 2009 we changed our name to Magnum Hunter Resources Corporation. The restructured management team includes Gary C. Evans as Chairman and Chief Executive Officer. Mr. Evans is the former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc., a company of similar name that was sold to Cimarex Energy Corporation for $2.2 billion in June 2005.
     Our new management implemented a business strategy consisting of exploiting our inventory of lower risk drilling locations and the acquisition of undeveloped leases and long-lived proved reserves with significant exploitation and development opportunities primarily located in unconventional resource plays. As a result of this strategy, we have substantially increased our assets and production base through a combination of acquisitions and ongoing development drilling efforts, our percentage of operated properties has increased significantly, our inventory of acreage and drilling locations in resource plays has grown and our management team has been expanded. Recently, management has focused on further developing and exploiting unconventional resource plays, the acquisition of additional operated properties, and the development of associated midstream opportunities directly related to certain of the regions in which we operate.
     Our principal executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number is (832) 369-6986. Our web site is www.magnumhunterresources.com. Additional information that may be obtained through our web site does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.
Recent Developments
Completed Acquisition of NGAS Resources, Inc.
     On April 13, 2011, we acquired NGAS Resources, Inc., a British Columbia corporation, which we refer to as NGAS, pursuant to a plan of arrangement in which we agreed to acquire all of the issued and outstanding equity of NGAS, which we refer to as the NGAS acquisition. NGAS is an independent exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin (the Huron and Weir Shales in Kentucky). The NGAS acquisition was implemented pursuant to a court-approved plan of arrangement under British Columbia law.
     For more information on how to obtain these documents, please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Pending Acquisition of NuLoch Resources Inc.
     On January 19, 2011, we entered into an arrangement agreement among us, MHR ExchangeCo Corporation, a newly-formed corporation existing under the laws of the Province of Alberta and an indirect wholly owned subsidiary of us, which we refer to as ExchangeCo, and NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta, which we refer to as NuLoch, pursuant to which we will, through ExchangeCo, acquire all of the issued and outstanding equity of NuLoch, which we refer to as the NuLoch acquisition. NuLoch is a Canadian public oil and natural gas producer with headquarters in Calgary, Alberta.

NuLoch is developing its existing property portfolio in North Dakota and Saskatchewan, predominately in the evolving Bakken-Three Forks Sanish formations of the mid-continental Williston Basin in the United States and Canada.
     The proposed NuLoch acquisition will involve an exchange of NuLoch’s common shares for shares of our common stock and/or exchangeable shares of ExchangeCo. In connection with the proposed acquisition, we will issue approximately 42.8 million common shares (including common shares issuable upon exchange of the exchangeable shares of ExchangeCo) to the NuLoch security holders, representing approximately 31.6% of our fully diluted common shares outstanding as of April 25, 2011 (such percentage taking into account the consummation of the above-described NGAS acquisition and assuming completion of both the NuLoch acquisition). The NuLoch acquisition is subject to various conditions that currently have not been satisfied, including among others: (i) the approval of NuLoch’s shareholders and option holders; (ii) the approval of our common stockholders with respect to the issuance of our common stock; (iii) the approval of the Court of Queen’s Bench of Alberta; (iv) holders of not more than 5% of the outstanding NuLoch shareholders and option holders exercising rights of dissent; (v) the closing of the NuLoch acquisition occurring on or before May 31, 2011; and (vi) other customary closing conditions. The NuLoch acquisition is scheduled to close by May 31, 2011, although there can be no assurance that the acquisition will ultimately be consummated.
     For more information on how to obtain these documents, please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
New Senior Credit Facility
     Upon the closing of the NGAS acquisition, we entered into a new revolving credit facility pursuant to the terms of a commitment letter from Bank of Montreal dated January 13, 2011, which we refer to in this prospectus as our new senior credit facility. Our initial borrowing base under our new senior credit facility is $120.0 million and is expected to be increased to $145.0 million upon the closing of the NuLoch acquisition.
The Offering
     We are registering for resale by the selling stockholders up to 250,000 shares of our common stock initially acquired from the Company upon exercise of options issued by the Company to the selling stockholders as compensation, for an exercise price of $92,500.00 paid to us in cash. In addition, we are registering for resale up to 3,750,000 shares of our common stock issuable upon exercise of outstanding options issued by the Company to the selling stockholders as compensation. We are also registering for resale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock. We will not receive any proceeds from the sale of common stock by the selling stockholders. However, the exercise price with regard to the 3,750,000 shares of common stock covered by this prospectus that are issuable in the future upon the exercise of options to purchase shares of common stock is payable in common stock or cash. If the selling stockholders elect a cash exercise of their options, we will receive, if such options are fully exercised, aggregate gross proceeds of approximately $1,387,500.00. We expect to use the net proceeds from the cash exercise of the options, if any, for general corporate purposes, as more fully explained under the heading “Use of Proceeds.”
     Our common stock is listed on the New York Stock Exchange under the symbol “MHR.”

RISK FACTORS
     An investment in our securities involves many risks. You should carefully consider the following risks factors and all of the other information contained or incorporated by reference in this prospectus and the risk factors and other information contained or incorporated by reference in any prospectus supplement before making an investment decision. Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows. For more information please refer to the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information,” and “Incorporation of Certain Documents by Reference.”
     Future economic conditions in the U.S. and global markets may have a material adverse impact on our business and financial condition that we currently cannot predict.
     The U.S. and other world economies are slowly recovering from the economic recession that began in 2008. While economic growth has resumed, it remains modest and the timing of an economic recovery is uncertain. There are likely to be significant long-term effects resulting from the recession and credit market crisis, including a future global economic growth rate that is slower than what was experienced in recent years. Unemployment rates remain very high and businesses and consumer confidence levels have not yet fully recovered to pre-recession levels. In addition, more volatility may occur before a sustainable, yet lower, growth rate is achieved. Global economic growth drives demand for energy from all sources, including for oil and natural gas. A lower future economic growth rate will result in decreased demand for our crude oil and natural gas production as well as lower commodity prices, which will reduce our cash flows from operations and our profitability.
     Volatility in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.
     The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been extremely volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our daily production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:
•	the current uncertainty in the global economy;

•	changes in global supply and demand for oil and natural gas;

•	the condition of the U.S. and global economy;

•	the actions of certain foreign countries;

•	the price and quantity of imports of foreign oil and natural gas (LNG);

•	political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	production or pricing decisions made by the Organization of Petroleum Exporting Countries, or OPEC;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.
     Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically in the future. The higher operating costs associated with many of our oil fields will make our profitability more sensitive to oil price declines. A sustained decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.
     We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.
     Since we entered the oil and gas business in April 2005, through December 31, 2010, we had incurred a cumulative net loss from operations of $41.1 million. We also recorded net losses in the first three quarters of 2010 and in the year ended December 31, 2010. If we fail to generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our company as a going concern.
     As we do not yet have significant cash flows from operations and have a limited amount of cash and cash equivalents, we rely on liquidity from our new senior credit facility and equity and debt financings to fund our operations and capital budget, which liquidity may not be available on acceptable terms or at all in the future.
     As we do not have significant cash flows from operations, we depend upon borrowings under our new senior credit facility and the availability of equity and debt financing to fund our operations and planned capital expenditures. Borrowings under our new senior credit facility and the availability of equity and debt financing are affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. We cannot predict whether additional liquidity from equity or debt financings beyond our new senior credit facility will be available or acceptable on our terms, or at all, in the foreseeable future.
     We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.
     We have acquired a number of properties since June 2009, and consequently, a large amount of our focus has been on assimilating the properties, operations and personnel we have acquired into our organization. Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.
     The recent financial crisis may have lasting effects on our liquidity, business and financial condition that we cannot predict.
     Liquidity is essential to our business. Our liquidity could be substantially negatively affected by an inability to obtain capital in the long-term or short-term debt or equity capital markets or an inability to access bank financing. A prolonged credit crisis and related turmoil in the global financial system would likely materially affect our liquidity, business and financial condition. The economic situation could also adversely affect the collectibility of our trade receivables or performance by our suppliers and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations or seek bankruptcy protection.
     Failure to complete the NuLoch acquisition or to successfully integrate NGAS’ or NuLoch’s business could negatively impact our stock price and our future business and financial results.
     The NGAS acquisition and the pending NuLoch acquisition are our largest acquisitions to date and as such may consume a significant amount of our management resources. Further, the NuLoch acquisition represents an expansion of our operations into a new geographic core area, with operating conditions and a regulatory environment that may not be as familiar to us as our existing core operating areas.
     The success of the NGAS acquisition and NuLoch acquisition will depend, in part, on our ability to realize the anticipated benefits from integrating NGAS’ and NuLoch’s businesses with our existing businesses. The integration process may be complex, costly and time-consuming. To realize these anticipated benefits, we must successfully combine the businesses of NGAS and NuLoch in an efficient and effective manner. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the acquisitions may not be realized fully, or at all, or may take longer to realize than expected. We will also have incurred and will incur significant costs in connection with the NGAS acquisition and the pending NuLoch acquisition. The substantial majority of these costs will be non-recurring transaction expenses and costs. In addition, in connection with the NGAS acquisition, approximately $56.2 million of NGAS liabilities were assumed or refinanced under our new senior credit facility, which we entered into upon completion of the NGAS acquisition. Our initial borrowing base under our new senior credit facility is $120.0 million and is expected to be increased to $145.0 million upon the closing of the NuLoch acquisition.
     If we complete the NuLoch acquisition we will expand our operations into Canada, which will subject us to additional regulations and risks from foreign operations, including currency fluctuations which could impact our financial position and results of operations.
     We presently operate solely in the United States, primarily in the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. A portion of NuLoch’s operations are in Canada. If the NuLoch acquisition is consummated we will expand our operations into portions of Canada which will expose us to a new regulatory environment and risks from foreign operations. Some of these additional risks include, but are not limited to:
•	increases in taxes and governmental royalties;

•	currency restrictions and exchange rate fluctuations;

•	legal and governmental regulatory requirements;

•	the loss of customers or key employees from the acquired businesses;

•	difficulties and costs of staffing and managing international operations; and

•	language and cultural differences.
     Our operations require significant amounts of capital and additional financing may be necessary in order for us to continue our exploration activities, including meeting certain drilling obligations under our existing lease obligations.
     Our cash flow from our reserves, if any, may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and gas acquisitions, exploration and development activities. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties as a result of not fulfilling our existing drilling commitments. Certain of our undeveloped leasehold acreage is subject to leases that will expire unless production is established or we meet certain capital expenditure and drilling requirements. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our current production. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favorable terms.
     If our access to oil and gas markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases. Our ability to sell natural gas and/or receive market prices for our natural gas may be adversely affected by pipeline and gathering system capacity constraints.
     Market conditions or the restriction in the availability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas may have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.
     If drilling in the Marcellus Shale, Eagle Ford Shale and Bakken Shale areas proves to be successful, the amount of oil and natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for the Marcellus Shale, Eagle Ford Shale and Bakken Shale areas may not occur for lack of financing. In addition, capital constraints could limit our ability to build intrastate gathering systems necessary to transport our gas to interstate pipelines. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project for these specific regions, which would adversely affect our results of operations.
     A portion of our natural gas and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.
     We depend on a relatively small number of purchasers for a substantial portion of our revenue. The inability of one or more of our purchasers to meet their obligations may adversely affect our financial results.
     We derive a significant amount of our revenue from a relatively small number of purchasers. Our inability to continue to provide services to key customers, if not offset by additional sales to our other customers, could adversely affect our financial condition and results of operations. These companies may not provide the same level of our revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which we do not operate or our failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect our financial condition and results of operations.
     Shortages of oil field equipment, services and qualified personnel could reduce our cash flow and adversely affect results of operations.
     The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in new regions, causing periodic shortages. During periods of high oil and gas prices, we have experienced shortages of equipment, including drilling rigs and completion equipment, as demand for rigs and equipment has increased along with higher commodity prices and increased activity levels. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services and personnel in our exploration and production operations. These types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results and/or restrict or delay our ability to drill those wells and conduct those operations that we currently have planned and budgeted, causing us to miss our forecasts and projections.
     We cannot control activities on properties that we do not operate and are unable to control their proper operation and profitability.
     We do not operate all of the properties in which we own an ownership interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these non-operated properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production, revenues and reserves. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including:
•	the nature and timing of the operator’s drilling and other activities;

•	the timing and amount of required capital expenditures;

•	the operator’s geological and engineering expertise and financial resources;

•	the approval of other participants in drilling wells; and

•	the operator’s selection of suitable technology.
     Our development and exploration operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.
     The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for, and development, production and acquisition of, oil and natural gas reserves. To date, we have financed capital expenditures primarily with proceeds from bank borrowings, cash generated by operations and proceeds from preferred and common stock equity offerings. We intend to finance our future capital expenditures with a combination of the sale of common and preferred equity, asset sales, cash flow from operations and current and new financing arrangements with our banks. Our cash flow from operations and access to capital is subject to a number of variables, including:
•	our proved reserves;

•	the amount of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.
     If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may need to seek additional financing in the future. In addition, we may not be able to obtain debt or equity financing on terms favorable to us, or at all, depending on market conditions. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves. Also, our new senior credit facility contains covenants that restrict our ability to, among other things, incur indebtedness, grant liens, make certain payments, change the nature of our business, acquire or make expenditures for oil and gas properties outside of the U.S. and Canada, dispose of our assets or enter into mergers, consolidations or similar transactions, make investments, loans or advances, pay dividends on our outstanding stock, enter into transactions with affiliates, create new subsidiaries and enter into certain derivative transactions.
     We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations, and we may not have enough insurance to cover all of the risks that we may ultimately face.
     We maintain insurance coverage against some, but not all, potential losses to protect against the risks we foresee. We do not carry business interruption insurance. We may elect not to carry certain types or amounts of insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, it is not possible to insure fully against pollution and environmental risks.
     We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition, results of operations and cash flows. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:
•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.
     Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our business, financial condition, results of operations and cash flows.
     We have limited management and staff and will be dependent upon partnering arrangements.
     We had a total of approximately 280 full-time and 8 part-time employees as of April 25, 2011. Despite this number of employees, we expect that we will continue to require the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:
•	the possibility that such third parties may not be available to us as and when needed; and

•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.
     If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations could be materially adversely affected.
     Our business may suffer if we lose key personnel.
     Our operations depend on the continuing efforts of our executive officers and senior management. Our business or prospects could be adversely affected if any of these persons does not continue in their management role with us and we are unable to attract and retain qualified replacements. Additionally, we do not carry key person insurance for any of our executive officers or senior management.
     Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.
     Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay or cancel drilling, including the following:
•	delays imposed by or resulting from compliance with regulatory requirements;

•	unusual or unexpected geological formations;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment malfunctions, failures or accidents;

•	unexpected operational events and drilling conditions;

•	pipe or cement failures;

•	casing collapses;

•	lost or damaged oilfield drilling and service tools;

•	loss of drilling fluid circulation;

•	uncontrollable flows of oil, natural gas and fluids;

•	fires and natural disasters;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	oil and natural gas property title problems; and

•	market limitations for oil and natural gas.
     If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.
     Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.
     We operate in a highly competitive environment for acquiring properties, exploiting mineral leases, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in an efficient manner even in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.
     We have limited experience in drilling wells to the Marcellus Shale, Eagle Ford Shale and Bakken Shale and limited information regarding reserves and decline rates in the Marcellus Shale, Eagle Ford Shale and Bakken Shale. Wells drilled to these shale areas are more expensive and more susceptible to mechanical problems in drilling and completion techniques than wells in conventional areas.
     We have limited experience in the drilling and completion of Marcellus Shale, Eagle Ford Shale and Bakken Shale wells, including limited horizontal drilling and completion experience. Other operators in the Marcellus Shale, Eagle Ford Shale and Bakken Shale plays may have significantly more experience in the drilling and completion of these wells, including the drilling and completion of horizontal wells. In addition, we have limited information with respect to the ultimate recoverable reserves and production decline rates in these areas. The wells drilled in Marcellus Shale, Eagle Ford Shale and Bakken Shale are primarily horizontal and require more stimulation, which makes them more expensive to drill and complete. The wells will also be more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore due to the length of the lateral portions of these unconventional wells. The fracturing of these shale formations will be more extensive and complicated than fracturing geological formations in conventional areas of operation.
     Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.
     Our prospects are in various stages of evaluation. There is no way to predict with certainty in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable, particularly in light of the current economic environment. The use of seismic data and other technologies, and the study of producing fields in the same area, will not enable us to know conclusively before drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercially viable quantities. Moreover, the analogies we draw from available data from other wells, more fully explored prospects or producing fields may not be applicable to our drilling prospects.
     New technologies may cause our current exploration and drilling methods to become obsolete.
     The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.
     Our indebtedness could adversely affect our financial condition and our ability to operate our business.
     As of April 26, 2011, our outstanding indebtedness was approximately $96 million, including $56.2 million in debt we assumed or refinanced upon the closing of the NGAS acquisition. We will incur additional debt from time to time, and such borrowings may be substantial. Our debt could have material adverse consequences to us, including the following:
•	it may be difficult for us to satisfy our obligations, including debt service requirements under our credit agreements;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and other general corporate purposes may be impaired;

•	a significant portion of our cash flow is committed to payments on our debt, which will reduce the funds available to us for other purposes, such as future capital expenditures;

•	we are more vulnerable to price fluctuations and to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited; and

•	our ability to capitalize on business opportunities, and to react to competitive pressures, as compared to others in our industry, may be limited.
     Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.
     Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending on reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations.
     Product price derivative contracts may expose us to potential financial loss.
     To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and will likely in the future enter into derivative contracts in order to economically hedge a portion of our oil and natural gas production. Derivative contracts expose us to risk of financial loss in some circumstances, including when:
•	production is less than expected;

•	the counterparty to the derivative contract defaults on its contract obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.
     In addition, these derivative contracts may limit the benefit we would receive from increases in the prices for oil and natural gas. Under the terms of our new senior credit facility, the percentage of our total production volumes with respect to which we will be allowed to enter into derivative contracts is limited, and we therefore retain the risk of a price decrease for our remaining production volume. Information as to these activities is set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk Management,” and in Note 4, “Financial Instruments and Derivatives,” to the consolidated financial statements in our Form 10-K, as amended, for the year ended December 31, 2010.
     If oil and natural gas prices decline, we may be required to take additional write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

     There is a risk that we will be required to write down the carrying value of our oil and gas properties, which would reduce our earnings and stockholders’ equity. We account for our crude oil and natural gas exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties. If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and stockholders’ equity.
     Write-downs could occur if oil and gas prices decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results. Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common stock.
     The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive but may actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Future wells are drilled that target geological structures that are both developmental and exploratory in nature. A subsequent allocation of costs is then required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs requires judgment to estimate the fair value of these costs with reference to drilling activity in a given area.
     We review our oil and gas properties for impairment annually or whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record an impairment of the book values associated with oil and gas properties.
     Restrictive covenants in our new senior credit facility may restrict our ability to pursue our business strategies.
     Our new senior credit facility with our lenders contains certain negative covenants that, among other things, restrict our ability to, with certain exceptions:
•	incur indebtedness;

•	grant liens;

•	make certain payments;

•	change the nature of our business;

•	acquire or make expenditures for oil and gas properties outside of the U.S. and Canada;

•	dispose of our assets or enter into mergers, consolidations or similar transactions;

•	make investments, loans or advances;

•	pay dividends on our outstanding stock;

•	enter into transactions with affiliates;

•	create new subsidiaries; and

•	enter into certain derivative transactions.
     Our new senior credit facility also requires us to satisfy certain financial covenants, including maintaining:
•	an EBITDAX to interest ratio of at least 2.5 to 1.0;

•	a debt to EBITDAX ratio of not more than 4.5 to 1.0 commencing with the fiscal quarter ending June 30, 2011 through the fiscal quarter ending September 30, 2011, and of not more than 4.0 to 1.0 commencing with the fiscal quarter ending December 31, 2011; and

•	a ratio of consolidated current assets to consolidated current liabilities of at least 1.0 to 1.0.
     Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or reduce our expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained or, if obtained, would be on terms acceptable to us.
     Our obligations under our new senior credit facility are secured by substantially all of our assets, and any failure to meet our debt obligations would adversely affect our business and financial condition.
     Certain of our subsidiaries, including PRC Williston, LLC, Magnum Hunter Resources LP, Magnum Hunter Resources GP, LLC, Triad Hunter, LLC, Sharon Hunter Resources, Inc., NGAS Production, Co. and NGAS Hunter, LLC, have each guaranteed the performance of our obligations under our new senior credit facility, and our obligations under our new senior credit facility have been collateralized through the grant of first priority liens on at least 80% of the value of the proved oil and gas properties held by us and certain of our subsidiaries. Such liens cover the properties acquired through the NGAS acquisition, and additional liens will be granted on the properties to be acquired upon the closing of the NuLoch acquisition.
     Our ability to meet our debt obligations under our new senior credit facility will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our failure to service this debt could result in a default under our new senior credit facility, which could result in the loss of our ownership interests in the secured properties and otherwise materially adversely affect our business, financial condition and results of operations.
     We are subject to complex federal, state and local laws and regulations, including environmental laws, which could adversely affect our business.
     Exploration for and development, exploitation, production and sale of oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws, regulations or incremental taxes and fees, could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations.
     It is possible that new taxes on our industry could be implemented and/or tax benefits could be eliminated or reduced, reducing our profitability and available cash flow. In addition to the short-term negative impact on our financial results, such additional burdens, if enacted, would reduce our funds available for reinvestment and thus ultimately reduce our growth and future oil and natural gas production.
     Matters subject to regulation include oil and gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials, discharge permits for drilling operations, spacing of wells, environmental protection and taxation. We could incur significant costs as a result of violations of or liabilities under environmental or other laws, including third party claims for personal injuries and property damage, reclamation costs, remediation and clean-up costs resulting from oil spills and discharges of hazardous materials, fines and sanctions, and other environmental damages.
     Enactment of legislative or regulatory proposals under consideration could negatively affect our business.
     Numerous legislative and regulatory proposals affecting the oil and gas industry have been proposed or are under consideration by the current federal administration, Congress and various federal agencies. Among these proposals are: (1) climate change legislation introduced in Congress, Environmental Protection Agency regulations, carbon emission “cap-and-trade” regimens, and related proposals, none of which has been adopted in final form; (2) proposals contained in the President’s 2012 budget to repeal various tax deductions available to oil and gas producers, such as the current tax deduction for intangible drilling and development costs, which if eliminated could raise the cost of energy production, reduce energy investment and affect the economics of oil and gas exploration and production activities; and (3) legislation being considered by Congress that would subject the process of hydraulic fracturing to federal regulation under the Safe Drinking Water Act. Generally, any such future laws and regulations could result in increased costs or additional operating restrictions, and could have an effect on future demand for oil and gas or on oil and gas prices. Until any such legislation or regulations are enacted or adopted, it is not possible to gauge their impact on our future operations or our results of operations and financial condition.
     Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.
     Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing is an important and necessary process in the completion of unconventional oil and natural gas wells in shale formations. This process involves the injection of water, sand and chemicals under pressure into rock formations to stimulate production. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens. Several states are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in shale formations and would increase our costs of compliance and doing business.
     Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the (i) oil, (ii) natural gas and (iii) natural gas liquids, or liquid hydrocarbons found in association with natural gas (“NGLs”) that we produce.
     A variety of regulatory developments, proposals or requirements and legislative initiatives have been introduced in the United States that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. For example, the U.S. Congress is actively considering climate change-related legislation to restrict greenhouse gas emissions. Although it is not possible at this time to predict whether or when the U.S. Congress may act on climate change legislation, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil, natural gas and NGLs that we produce.
     In 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gas emissions may be regulated as an “air pollutant” under the federal Clean Air Act. On December 15, 2009, the U.S. Environmental Protection Agency, or EPA, officially published its findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. Since December 2009, the EPA has issued regulations that, among other things, require a reduction in emissions of greenhouse gases from motor vehicles and that impose greenhouse gas emission limitations in Clean Air Act permits for certain stationary sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010 and in subsequent years. On November 30, 2010, the EPA expanded its greenhouse reporting rule to include onshore petroleum and natural gas production, offshore petroleum and natural gas production, onshore natural gas processing, natural gas transmission, underground natural gas storage, liquefied natural gas storage, liquefied natural gas import and export, and natural gas distribution facilities. Under these rules, reporting of greenhouse gas emissions from such facilities is required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011.

     Although it is not possible at this time to predict whether proposed legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions. Any additional costs or operating restrictions associated with legislation or regulations regarding greenhouse gas emissions could have a material adverse effect on our business, financial condition and results of operations. In addition, these developments could curtail the demand for fossil fuels such as oil and gas in areas of the world where our customers operate and thus adversely affect demand for our products and services, which may in turn adversely affect our future results of operations.
     We must obtain governmental permits and approvals for our drilling operations, which can be a costly and time consuming process, which may result in delays and restrictions on our operations.
     Regulatory authorities exercise considerable discretion in the timing and scope of specific permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that proposed exploration for or production of oil or natural gas, pipeline construction, gas processing facilities and associated well production equipment may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.
     Our operations expose us to substantial costs and liabilities with respect to environmental matters.
     Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling or midstream construction activities commence, restrict the types, quantities and concentration of substances that can be released into the environment in connection with our drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution that may result from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or injunctive relief. Under existing environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether the release resulted from our operations, or our operations were in compliance with all applicable laws at the time they were performed. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our competitive position, financial condition and results of operations.
     The adoption of derivatives legislation by Congress and related regulations could have an adverse impact on our ability to hedge risks associated with our business.
     On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act. The Act provides for new statutory and regulatory requirements for derivative transactions, including certain oil and gas hedging transactions. In particular, the Act includes a requirement that certain hedging transactions be cleared and a requirement to post cash collateral for such transactions, although it is unclear whether the Act will apply to contracts for the sale of oil and gas for future delivery. The Act also provides for a potential exception from this clearing requirement for commercial end-users. However, many of the key concepts and defined terms under the Act must be delineated by rules and regulations to be adopted by the Commodities Futures Trading Commission, or the CFTC, and other applicable regulatory agencies. As a consequence, it is difficult to predict the effect the Act may have on our hedging activities. Depending on the rules and definitions adopted by the CFTC, we might be required to provide cash collateral for our commodities hedging transactions. Such a requirement could result in significant liquidity issues by reducing our ability to use cash for investment or other corporate purposes. Moreover, our new senior credit facility expressly prohibits us from entering into swap agreements that require the posting of cash or other collateral in connection with such agreements. In addition, a requirement to post cash collateral for hedging transactions could limit our ability to execute strategic hedges, which would result in increased commodity price uncertainty and volatility in our future cash flows.
     Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.
     Among the changes contained in President Obama’s 2012 budget proposal released by the White House on February 14, 2011, is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to:

•	the repeal of the percentage depletion allowance for oil and gas properties;

•	the elimination of current deductions for intangible drilling and development costs;

•	the elimination of the deduction for certain U.S. production activities; and

•	an extension of the amortization period for certain geological and geophysical expenditures.
     It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective.
     The Close Big Oil Tax Loophole Act, which was introduced in the Senate in February 2011, includes many of the same proposals but is limited to taxpayers with annual gross revenues in excess of $100.0 million. It is unclear whether any of the foregoing changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the budget proposal, the Senate bill, or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.
     Acquired properties may not be worth what we pay due to uncertainties in evaluating recoverable reserves and other expected benefits, as well as potential liabilities.
     Successful property acquisitions require an assessment of a number of factors beyond our control. These factors include exploration and development potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. These assessments are complex and inherently imprecise. Our review of the properties we acquire may not reveal all existing or potential problems. In addition, our review may not allow us to fully assess the potential deficiencies of the properties. We do not typically inspect every well, and even when we inspect a well we may not discover structural, subsurface, or environmental problems that may exist or arise. We may not be entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and our contractual indemnification may not be effective. Often, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties by the previous owners. If an acquired property is not performing as originally estimated, we may have an impairment which could have a material adverse effect on our financial position and future results of operations.
     Our recent acquisitions and any future acquisitions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties.
     As part of our business strategy, we have acquired and intend to continue to acquire businesses or assets we believe complement our existing operations and business plan. We may not be able to successfully integrate these acquisitions into our existing operations or achieve the desired profitability from such acquisitions. These acquisitions may require substantial capital expenditures and the incurrence of additional indebtedness which may change significantly our capitalization and results of operations. Further, these acquisitions could result in:
•	post-closing discovery of material undisclosed liabilities of the acquired business or assets;

•	the unexpected loss of key employees or customers from the acquired businesses;

•	difficulties resulting from our integration of the operations, systems and management of the acquired business; and

•	an unexpected diversion of our management’s attention from other operations.
     If acquisitions are unsuccessful or result in unanticipated events or if we are unable to successfully integrate acquisitions into our existing operations, such acquisitions could adversely affect our results of operations and cash flow. The process of integrating our operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our existing business. If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

     We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.
     Our growth has been attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.
     The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:
•	recoverable reserves;

•	exploration and development potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.
     In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies within the time frame required to complete the transactions. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.
     Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the south Texas, Ohio/West Virginia/Kentucky and North Dakota regions, we are pursuing and expect to continue to pursue acquisitions of properties located in other geographic areas.
     Our current Eureka Hunter midstream operations and the expected future expansion of these operations, which include or will include natural gas gathering operations and a natural gas processing plant, subject us to additional governmental regulations.
     We are currently constructing our Eureka Hunter pipeline, which will provide intrastate gas gathering services in support of our and other upstream producers’ operations in West Virginia and possibly Ohio. We have completed the first phase of the initial section of the pipeline and anticipate further expansion of the pipeline in 2011, which expansion will be determined by various factors, including the completion of construction, securing regulatory and governmental approvals, resolving any land management issues and connecting the pipeline to the producing sources of natural gas. We have also contracted for the construction of a gas processing facility which we anticipate will receive gas from the Eureka Hunter pipeline. Such facility is in the early stages of design and construction and is anticipated to be delivered in the latter part of 2011.
     The construction and operation of the Eureka Hunter pipeline and gas processing facility involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. There can be no assurance that these projects will be completed on schedule or at the budgeted cost, or at all. The operations of our gathering system, including the Eureka Hunter pipeline, in addition to the gas processing facility, are also subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact our business activities in many ways, including restricting the manner in which we dispose of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released. Moreover, there exists the possibility for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or wastes into the environment.

     There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations including releases of substances into the environment, and waste disposal practices. For example, an accidental release from the Eureka Hunter pipeline or our gas processing facility under construction could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover some or any of these costs from insurance.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology.
     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following:
•	adverse economic conditions in the United States and globally;

•	difficult and adverse conditions in the domestic and global capital and credit markets;

•	changes in domestic and global demand for oil and natural gas;

•	volatility in the prices we receive for our oil and natural gas;

•	operational constraints and potential mechanical failure at production facilities, processing plants or pipelines;

•	the availability of sufficient pipeline and transportation facilities;

•	the effects of government regulation, permitting and other legal requirements;

•	future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities;

•	uncertainties about the estimates of our oil and natural gas reserves;

•	our ability to increase our production and oil and natural gas income through exploration and development;

•	our ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	drilling and operating risks;

•	the availability of equipment, such as drilling rigs and gathering and transportation pipelines;

•	changes in our drilling plans and related budgets; and

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

     With respect to the our recent and proposed acquisitions, factors, risks and uncertainties that may cause actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected benefits of the transactions; negative effects of announcement or consummation of the transactions on the market price of our common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the transactions; and other factors.
     These factors are in addition to the risks referred to in the section above entitled “Risk Factors.” Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus, any prospectus supplement, the documents incorporated by reference into the foregoing or any “free writing prospectus” we authorize to be delivered to you, which speak only as of the their respective dates. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge you to review and consider disclosures we make in this prospectus and other materials that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC.
     All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.
USE OF PROCEEDS
     The common stock to be offered and sold using this prospectus will be offered and sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of such common stock. However, 3,750,000 shares of common stock offered by this prospectus are issuable in the future upon the exercise of options to purchase common stock granted by us to the selling stockholders. The exercise price for such options may be paid in common stock or cash. If the options are fully exercised and the exercise price is paid fully in cash, we will receive aggregate gross proceeds of approximately $1,387,500.00. We expect to use the net proceeds from the cash exercise of the options, if any, for general corporate purposes.
SELLING STOCKHOLDERS
     The table below provides information regarding the selling stockholders and the number of shares of common stock they are offering, which includes shares of common stock held by the selling stockholders and shares issuable upon exercise of outstanding common stock purchase options. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. The shares may be sold by the selling stockholders, transferees, pledgees, assignees or other successors in interest. No offer or sale may occur unless this prospectus is effective at the time a selling stockholder offers or sells such common stock, unless an exemption from registration is available. The selling stockholders acquired, or will acquire, the common stock to which this prospectus relates upon their exercise of purchase options granted to them by us as compensation. Such exercises are exempt from the registration requirements of federal and state securities laws.
     Each of the selling stockholders has a material relationship with us. Gary C. Evans has served as one our directors since May, 2009 and was appointed to serve as our chairman of the board and chief executive officer on May 23, 2009. Ronald D. Ormand has served as one of our directors since May, 2009, and was appointed to serve as our chief financial officer, executive vice president and corporate secretary on May 22, 2009.
     The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock as of April 25, 2011 when there were 85,530,843 shares of our common stock outstanding. The information presented below is based solely on our review of information provided by the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power.
     We believe that the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders.

Number of
				Shares of	Percentage
	Number of		Number of	Common	of Common
	Shares of		Shares of	Stock	Stock
	Common Stock	Percentage of	Common Stock	Beneficially	Beneficially
	Beneficially	Common Stock	Offered for	Owned	Owned
Name of Selling	Owned Before	Beneficially	Resale Under	Following	Following
Stockholder (1)	Offering	Owned	this Prospectus	Resale(5)	Resale(5)
Gary C. Evans	5,925,620 (1)	6.93%	2,750,000 (3)	3,175,620	3.71%
Ronald D. Ormand	2,771,660 (2)	3.24%	1,250,000 (4)	1,521,660	1.78%
Total	8,697,280	10.17%	4,000,000	4,697,280	5.49%

(1)	Includes 2,945,074 shares of restricted common stock, 2,750,000 of which have vested; an option to purchase 2,750,000 shares of common stock, which has vested in full; and 17,341 shares underlying presently exercisable warrants, of which warrants for 125,000 shares are held in an account under the name of Mr. Evans’ children and Mr. Evans’ Special Inheritance Account.

(2)	Includes an option to purchase 1,225,000 shares of common stock, all of which have vested; 11,560 shares underlying presently exercisable warrants; and 1,535,100 shares held in a private investment company controlled by Mr. Ormand.

(3)	Includes 2,750,000 shares of common stock issuable upon exercise of options to purchase common stock.

(4)	Includes 250,000 shares of common stock issued and outstanding as of the date of this prospectus and 1,000,000 shares of common stock issuable upon exercise of options to purchase common stock.

(5)	Assumes the selling stockholders sell all of the common stock being offered by this prospectus.
     The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling stockholders may change over time.
     Because the selling stockholders may offer all or some of their shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon the termination of any particular offering by the selling stockholders. Please refer to the information provided under the heading “Plan of Distribution.”
     All expenses incurred with the registration of the common stock owned by the selling stockholders will be borne by us.
DESCRIPTION OF CAPITAL STOCK
     The following description of the terms of Magnum Hunter’s capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and Magnum Hunter’s certificate of incorporation and bylaws, as amended. Copies of Magnum Hunter’s certificate of incorporation and bylaws, as amended, are incorporated by reference and will be sent to holders of shares of Magnum Hunter stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page 28 of this prospectus.
     Authorized Capital Stock
     Under Magnum Hunter’s certificate of incorporation, Magnum Hunter’s authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At the annual and special meeting of our common stockholders to be held on April 29, 2011, our stockholders are being asked to consider and vote on proposals to amend our certificate of incorporation to increase the authorized number of shares of our common stock to 250,000,000 and to increase the authorized number of shares of our preferred stock to 15,000,000.
     Description of Common Stock
     Common Stock Outstanding. As of April 25, 2011 there were 85,530,843 shares of Magnum Hunter common stock issued and outstanding. All shares of our common stock currently outstanding are fully paid and non-assessable. Any shares of common stock offered pursuant to this prospectus and the applicable prospectus supplement will, upon issuance, be fully paid and non-assessable.
     Voting Rights. Each holder of Magnum Hunter common stock is entitled to one vote for each share of Magnum Hunter common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for the election of directors, which is determined by a plurality vote, or as otherwise may be provided by applicable law or the rules of the NYSE, all matters to be voted on by Magnum Hunter stockholders must be approved by a majority in voting interest of the Magnum Hunter stockholders present in person or represented by proxy and entitled to vote. Holders of Magnum Hunter common stock are not entitled to cumulate their votes in the election of directors. Each of the directors will be elected annually by Magnum Hunter stockholders voting as a single class.
     Dividend Rights. Holders of Magnum Hunter common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Magnum Hunter’s board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any outstanding Magnum Hunter preferred stock.
     Rights upon Liquidation. In the event of any liquidation, dissolution or winding up of Magnum Hunter, whether voluntary or involuntary, the holders of Magnum Hunter common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or provision for Magnum Hunter’s liabilities, subject to prior distribution rights of Magnum Hunter preferred stock, if any, then outstanding.
     Preemptive Rights. Holders of Magnum Hunter common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.
     Preferred Stock
     The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the certificate of designation relating to that series. As of April 25, 2011, there were 4,000,000 shares of our authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), all of which were issued and outstanding and there were 5,750,000 shares of our authorized preferred stock designated as 8.0% Series D Cumulative Preferred Stock (“Series D Preferred Stock”), of which 486,828 shares were issued and outstanding.
     Anti-Takeover Provisions of Delaware Law, Our Restated Certificate of Incorporation and By-Laws
     Certain provisions of Delaware law and our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
     Delaware Law
     We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:
•	the transaction is approved by the board before the date the interested stockholder acquired the stock;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•	on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
     Section 203 defines “business combination” to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
     A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.
     Certificate of Incorporation and Bylaws
     In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interests. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.
     Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
     Amendment to bylaws. Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.
     Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.
     Call of special meetings of stockholders. Our bylaws provide that special meetings of stockholders may be called only by our chairman, by a majority of our board of directors, by our chief executive officer, by our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.
     Limitation on Liability and Indemnification Matters
     Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The effect of this provision is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     There is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.
     Transfer Agent
     The transfer agent for our common stock and our preferred stock is American Stock Transfer & Trust Company, LLC. Its address is 16633 N. Dallas Parkway, Suite 600, Addison, Texas 75001, and its telephone number is (800) 937-5449 or (718) 921-8124.
     Listing
     Our common stock is listed on the NYSE under the trading symbol “MHR,” our Series C Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrC,” and our Series D Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrD”.

PLAN OF DISTRIBUTION
     As of the date of this prospectus, we have not been advised by any selling stockholder as to any plan of distribution. The selling stockholders may choose not to sell any common stock. The common stock offered by this prospectus may be sold from time to time to purchasers:
•	directly by the selling stockholders or their successors, which includes their donees, pledgees, assignees or transferees or other successors-in-interest; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
     The selling stockholders reserve the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.
     The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. If a selling stockholder is a registered broker-dealer, such selling stockholder will be deemed to be an underwriter. If a selling stockholder is deemed to be an underwriter, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or agent’s commissions or concessions received by such selling stockholder may be deemed to be underwriting discounts and commissions under the Securities Act. If a selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
     The common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in one or more transactions:
•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling stockholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under this prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
     The selling stockholders may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of common stock respectively owned by them and, if they default in the performance of their secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the transferee, pledgee, assignee or other successors in interest as selling stockholders under this prospectus.
     To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.
     Our common stock is listed on the New York Stock Exchange under the symbol “MHR.”
     There can be no assurance that the selling stockholders will sell any or all of the common stock under this prospectus. Further, we cannot assure you that the selling stockholders will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
     The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

LEGAL MATTERS
     The validity of the common stock offered by this prospectus will be passed upon by Fulbright & Jaworski L.L.P., Dallas, Texas, as our counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.
EXPERTS
     The financial statements of Magnum Hunter Resources Corporation as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.
     The financial statements of Magnum Hunter Resources Corporation as of and for the year ended December 31, 2008, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.
     The financial statements of Quest Eastern Resources LLC and PostRock MidContinent Production, LLC as of and for the year ended December 31, 2009, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by UHY LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.
     The financial statements of NGAS Resources, Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by Hall, Kistler & Company LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.
     The financial statements of NuLoch Resources Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by KPMG LLP, independent auditors, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.
     Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum consultants. Certain estimates of NGAS Resources, Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Wright & Company, Inc., an independent petroleum consultant. Certain estimates of NuLoch Resources Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by AJM Petroleum Consultants, an independent petroleum consultant. These estimates are incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:
•	our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010;

•	our Current Reports on Form 8-K filed on January 5, 2011, January 18, 2011, January 19, 2011, January 25, 2011, January 31, 2011, February 1, 2011, February 18, 2011, March 2, 2011, March 9, 2011, March 16, 2011, March 17, 2011, March 21, 2011, March 28, 2011, April 12, 2011, April 13, 2011 and April 14, 2011 and our Current Reports on Form 8-K/A filed on March 2, 2011 and March 16, 2011;

•	the description of our common stock included in the Form 8-A filed on August 25, 2006, and any amendment or report filed with the SEC for the purpose of updating such description;

•	our Definitive Proxy Statement relating to our Annual Meeting of Stockholders to be held April 29, 2011, filed with the SEC on Schedule 14A on April 1, 2011; and

•	all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed “filed” with the SEC under such provisions.
     You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge, on the SEC’s web site.
     In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or any prospectus supplement or into such documents). Such requests may be directed to the Corporate Secretary, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, or you may call (832) 369-6986.
     In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.
     This prospectus is part of a registration statement we filed with the SEC. We have incorporated by reference exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.
     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement or in the documents incorporated by reference into the foregoing is accurate as of any date other than the date on the front of this prospectus or the date of the applicable prospectus supplement or other documents.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, which we refer to as the Securities Act. Certain information in the registration statement has been omitted from this prospectus in accordance with the SEC’s rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities that are being offered by this registration statement. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.
     We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at www.magnumhunterresources.com. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus or any prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. Other Expenses of Issuance and Distribution
     Set forth below are the estimated expenses (other than underwriting discounts and commissions) expected to be incurred by us in connection with the issuance and distribution of the securities registered hereby. We have agreed to bear the selling stockholders’ expenses.

Securities and Exchange Commission registration fee	$3,571.24
Printing and engraving expenses	$1,500.00
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$1,000.00
Trustee fees and expenses	$—
Miscellaneous fees and expenses	$—

TOTAL	$21,071.24
ITEM 15. Indemnification of Directors and Officers
     Delaware Corporation
     As permitted by Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.
     Our bylaws provide that:
•	we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law; and

•	we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.
     Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of our company or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and officers insuring them against certain liabilities that may be asserted against them in their capacities as directors or officers or arising out of such status.
ITEM 16. Exhibits and Financial Statement Schedules
See the exhibit index, which is incorporated herein by reference.
ITEM 17. Undertakings
     The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	To include any prospectus required by section 10(a)(3) of the Securities Act;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:
a.	If relying on Rule 430B:
(1)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
b.	If subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 27, 2011.

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chairman of the Board and Chief Executive Officer
     KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Gary C. Evans and Ronald D. Ormand, severally, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the date indicated below. Each person listed below has signed this Registration Statement as an officer and/or director of Magnum Hunter Resources Corporation.

Signature	Title	Date
/s/ Gary C. Evans Gary C. Evans	Chairman of the Board and Chief Executive Officer	April 27, 2011

/s/ Ronald D. Ormand Ronald D. Ormand	Chief Financial Officer, Executive Vice President and Director	April 27, 2011

/s/ David S. Krueger David S. Krueger	Senior Vice President and Chief Accounting Officer	April 27, 2011

/s/ J. Raleigh Bailes, Sr. J. Raleigh Bailes, Sr.	Director	April 27, 2011

/s/ Victor Carrillo Victor Carrillo	Director	April 27, 2011

/s/ Brad Bynum Brad Bynum	Director	April 27, 2011

/s/ Gary L. Hall Gary L. Hall	Director	April 27, 2011

/s/ Joe L. McClaugherty Joe L. McClaugherty	Director	April 27, 2011

/s/ Steven A. Pfeifer Steven A. Pfeifer	Director	April 27, 2011

/s/ Jeff Swanson Jeff Swanson	Director	April 27, 2011

Exhibit
Number	Exhibit Title
4.1	Certificate of Incorporation of the Registrant, as amended (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)

4.1.1	Certificate of Amendment to Certificate of Incorporation of the Registrant dated May 10, 2007 (incorporated by reference from Petro Resources Corporation’s Quarterly Report on Form 10-QSB filed on August 14, 2007)

4.1.2	Certificate of Amendment to Certificate of Incorporation of the Registrant dated November 2, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.1.3	Certificate of Designation of Rights and Preferences of 8.0% Series D Cumulative Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on March 17, 2011)

4.1.4	Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on December 11, 2009)

4.1.5	Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock dated August 2, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Quarterly Report on Form 10-Q filed on August 12, 2010)

4.1.6	Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock dated September 8, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on September 15, 2010)

4.1.7	Certificate of Elimination of Series A Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.1.8	Certificate of Elimination of Series B Redeemable Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.2	Amended and Restated Bylaws of the Registrant dated April 14, 2006 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)

4.2.1	Amendment to Bylaws of the Registrant (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on June 9, 2006)

4.2.2	Amendment to Bylaws of the Registrant dated October 12, 2006 (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on September 21, 2007)

5.1+	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered.

23.1+	Consent of Hein & Associates LLP, independent registered public accounting firm.

23.2+	Consent of MaloneBailey, LLP, independent registered public accounting firm.

23.3+	Consent of Hall, Kistler & Company LLP, independent registered public accounting firm.

Exhibit
Number	Exhibit Title
23.4+	Consent of KPMG LLP, auditors.

23.5+	Consent of UHY LLP, independent registered public accounting firm.

23.6+	Consent of Cawley, Gillespie & Associates, Inc., independent petroleum consultants.

23.7+	Consent of Wright & Company, Inc., independent petroleum consultants.

23.8+	Consent of AJM Petroleum Consultants, independent petroleum consultants.

23.9+	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1 hereto).

24.1+	Power of Attorney (included on the signature page to this Registration Statement).

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

+	Filed herewith.